Exhibit 99.1

Press Release | For Immediate Release
Zix Corporation’s Preliminary Results for First Quarter 2010 Indicate New First-Year Orders for Email Encryption Almost Doubled Compared with First Quarter 2009
Strong demand for Email Encryption continues with $2.2 million in new first-year orders and a renewal rate of 93 percent for the quarter
DALLAS — April 7, 2010 — Zix Corporation (ZixCorp®), (NASDAQ: ZIXI), the only email encryption service designed with your most important relationships in mind, today offered an update on the first quarter 2010. Current estimates indicate the Company has achieved its second-best result for new first-year orders in its Email Encryption business with $2.2 million for the first quarter 2010, up 195 percent over the comparable quarter in 2009. Total orders for Email Encryption were $9.2 million in the first quarter, including a renewal rate for the quarter of 93 percent for existing Email Encryption customers. Following the strong number of orders in the fourth quarter 2009 and the first quarter 2010, current estimates indicate a significant increase in the Company’s cash balances during the first quarter 2010. ZixCorp also affirmed its first quarter 2010 guidance for revenue and adjusted non-GAAP earnings.
“ZixCorp built on the strong momentum from year-end with another excellent quarter in its Email Encryption business,” said Rick Spurr, ZixCorp’s Chairman and Chief Executive Officer. “Given the year-end push we saw in the fourth quarter, we’re particularly pleased with the high sustained level of demand in this quarter with $2.2 million in new first-year orders across all of our core verticals and from our channel partners. The increasing recognition of the need to secure sensitive information contained in emails, both to protect customer information and company reputations, as well as comply with federal and state laws, continues to drive orders for us and our partners. With more companies looking to obtain email encryption capabilities, ZixCorp distinguishes itself from the rest of the industry with our easy-to-deploy and maintain Software as a Service (“SaaS”) architecture, industry-leading ZixDirectory which includes more than 20 million protected identities and the only fully transparent solution for customers provided by our ZixGateway. We believe the overall rising demand for email encryption and the recognized competitive advantages of our service in particular are positioning ZixCorp for another strong year in this business.”
As previously disclosed in the February conference call, this release is the last such pre-earnings update the Company intends to provide.
Zix Corporation  |  2711 N. Haskell Ave.  |  Suite 2300, LB 36  |  Dallas, TX 75204  |  phone 866 257 4949  |  fax 214 370 2070  |  www.zixcorp.com

ZixCorp to Announce First Quarter Results on April 27
The Company’s first quarter operating results will be released after the close of U.S. financial markets on April 27, 2010. A conference call will be held to discuss this information on April 27 at 5:00 p.m. ET.
A live webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-213-8857 or toll-free 866-831-6267 and entering access code 22581816. An audio replay of the conference will be available until May 4 by dialing 617-801-6888 or toll-free 888-286-8010 and entering the access code 32652704 and, after that date, via webcast from the Company’s Web site.
About Zix Corporation
Zix Corporation is the only email encryption service designed with your most important relationships in mind. More than 1,000 hospitals and over 1,200 financial institutions, including the most influential companies and government organizations, use ZixCorp’s proven Email Encryption Service, including WellPoint, Humana, the FDIC and the SEC. ZixCorp’s Email Encryption Service is powered by ZixDirectory™, the largest email encryption community in the world. The 20 million members of the ZixDirectory can feel secure knowing their most important relationships are protected. For more information, visit www.zixcorp.com.
Forward-Looking Statements
Statements in this release that are not purely historical facts or that necessarily depend upon future events, including forecasts of revenue or earnings, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to ZixCorp on the date this release was issued. ZixCorp undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to ZixCorp’s ability to establish and maintain strategic and OEM relationships to gain customers and grow revenues in its Email Encryption business. ZixCorp may not succeed in addressing these and other risks. Further information regarding factors that could affect ZixCorp financial and other results can be
Zix Corporation  |  2711 N. Haskell Ave.  |  Suite 2300, LB 36  |  Dallas, TX 75204  |  phone 866 257 4949  |  fax 214 370 2070  |  www.zixcorp.com

found in the risk factors section of ZixCorp’s most recent filing on Form 10-Q with the Securities and Exchange Commission.
SOURCE Zix Corporation
ZixCorp Contacts:
Public Relations: Geoff Bibby (214) 370-2241, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation  |  2711 N. Haskell Ave.  |  Suite 2300, LB 36  |  Dallas, TX 75204  |  phone 866 257 4949  |  fax 214 370 2070  |  www.zixcorp.com